MARCH 08, 2016 / 03:30PM GMT, CASY - Q3 2016 Caseys General Stores Inc Earnings Call

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EDITED TRANSCRIPT
CASY - Q3 2016 Caseys General Stores Inc Earnings Call

EVENT DATE/TIME: MARCH 08, 2016 / 03:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Casey's General Stores Inc - CFO
Bob Myers Casey's General Stores Inc - Chairman & CEO

CONFERENCE CALL PARTICIPANTS
Shane Higgins Deutsche Bank - Analyst
Irene Nattel RBC Capital Markets - Analyst
Chuck Cerankosky Northcoast Research - Analyst
Bonnie Herzog Wells Fargo Securities - Analyst
Ben Bienvenu Stephens Inc. - Analyst
Stephen Grambling Goldman Sachs - Analyst
Kelly Bania BMO Capital Markets - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Bob Summers Macquarie Research Equities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Casey's General Stores third-quarter FY16 earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to introduce your host for today's conference, Mr. Bill Walljasper, Chief Financial Officer. Mr. Walljasper, you may begin.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning. Thank you for joining us to discuss Casey's results for the quarter ended January 31. I am Bill Walljasper, Chief Financial Officer; Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin I will remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvement at our stores.

There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements which are described in most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with SEC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events and Casey's disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise.

As a reminder, we will release February same-store sales Tuesday March 15. We will take a few minutes to summarize the quarter and then open it up for questions.

As most all of you have seen, diluted earnings per share in third quarter were $0.97 compared to $1.01 a year ago. Year-to-date diluted earnings per share was $4.54 compared to $3.57 a year ago. Earnings per share were down in the quarter from the prior year primarily due to a lower fuel margin this period compared to a record quarterly margin a year ago.

The nearly $0.04 decrease in fuel margin quarter to quarter represented approximately $0.30 on diluted earnings per share in the quarter. EBITDA in the third quarter was down slightly as a result of this. However, EBITDA year to date was up nearly 19%.

In the fuel category we experienced a declining wholesale fuel cost environment late in the third quarter as well as an elevated RIN value that contributed to a fuel margin ahead of our annual goal. The margin was $0.181 per gallon compared to the record fuel margin of $0.22 per gallon last year in the same period.

During the quarter we sold 15.2 million RINs for $9.2 million. This represented about a $0.02 favorable impact to the fuel margin. Recently RINs are trading around $0.70.

Last year in the fourth quarter the average RINs sold were also approximately $0.70. Year to date the fuel margin is $0.201 per gallon, well ahead of our annual goal.

The lower resale fuel prices we experienced a year ago drove same-store gallons up 1.6% during the quarter. Total gallons sold in third quarter increased 5.7% to 472.3 million. The average retail price of fuel for the quarter was $1.88 a gallon compared to $2.36 last year.

Fuel gross profit for quarter was down 13% to $85.5 million due to the lower fuel margin mentioned previously. Same-store gallons sold year to date were up 2.7% with total gallons sold for the year up over 7% to [1.5] billion. In the grocery and other merchandise category same-store sales were above our annual goal, increasing 7.1% in the quarter.

Total sales during this period rose nearly 10% to $453.4 million. We experienced double-digit total sales growth in nearly every area of this category, including cigarettes. Cigarette sales continues to benefit from the lower retail fuel prices.

The margin in the third quarter was down from our annual goal due to a larger sales contribution of lower margin products. However, it was in line with third-quarter margin last year. Overall we were pleased with the gains in this category.

Over the quarter, gross profit dollars rose 10% to $141.5 million. Year-to-date same-store sales were up 7.5% with an average margin of 31.8%.

The prepared food and fountain category continued its strong performance. Total sales were up 10% to $209.6 million for the quarter. Same-store sales in quarter were up 6% with an average margin of 62%, up 330 basis points from the same time a year ago.

The margin gain was primarily due to lower cheese costs and commodity. The average cheese cost in the quarter was $1.89 per pound compared to $2.05 a year ago. The Company recently took advantage of declining cheese costs and locked in the majority of our cheese at $1.86 per pound through December of 2016.

Even though same-store sales fell below our annual goal in quarter, gross profit dollars increased over 16% in the period. Year-to-date same-store sales were up 8.5% with an average margin of 62.7%. Gross profit for the year was up 19.5%.

We remain optimistic about future sales growth in this category as we bring online additional pizza delivery stores and complete more major remodels in the fourth quarter. We are also pleased with the preliminary results of the introduction of our new mobile app at the beginning of January.

In the first seven weeks following the roll-out, the total downloads of our app have exceeded 200,000 and continues to grow. We are optimistic about the future benefit of this program.

At the nine-month mark, operating expenses were up 8.7%. For the quarter, operating expenses are also up 8.7% to $259.6 million. The majority of this increase was due to a rise in wages primarily related to operating more stores this quarter compared to the same time period a year ago, and an increase in the roll-out of additional 24-hour conversions, pizza delivery service and major remodels.

On the income statement, total revenue in the quarter was down 6.3% to $1.6 billion. This was due to a 20.4% decrease in the retail price of fuel, offset by 5.7% increase in gallons sold and an increase in the number of stores in operation this quarter compared to the same period a year ago. Year to date total revenue was $5.5 billion, down 9.4% primarily due to a 25% lower retail fuel price from a year ago, again offset by a 7.1% increase in gallons sold and the sales gains inside the store.

The effective tax rate in the quarter was down 240 basis points, primarily due to the retroactive renewal of the work opportunity tax credit and an increase in favorable permit differences and a decrease in state tax expense.

Our balance sheet continues to be strong. As of January 31, cash and cash equivalents were $53.6 million. Long term debt net of term maturities was $830.5 million while shareholder equity rose over $1 billion, up $168 million from the fiscal year end.

We generated $342.1 million in cash flow from operations. At the nine-month mark capital expenditures were $316.8 million compared to $329.2 million a year ago in the same period. At the beginning of the year our capital expenditure projection was between $436 million and $528 million.

This quarter we opened six new store constructions and completed two acquisitions. For the year we have acquired three stores and completed 31 new store constructions. We are on pace to complete total of 50 new store constructions by end of the fiscal year.

Year to date we have replaced 11 stores. We currently have 22 new stores under construction and have an additional 59 new sites under contract. Our store count at the end of the quarter was 1,911 corporate stores.

In addition to the unit growth, year to date we have converted 110 locations to a 24-hour format, added 55 additional stores to the pizza delivery program and completed 60 major remodels. As indicated in the press release, we plan on converting an additional 45 stores to pizza delivery and complete 40 more major remodels in the fourth quarter.

This completes our review for the quarter. As I mentioned previously, we will release February same-store sales on Tuesday, March 15. We'll now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Karen Short, Deutsche Bank.

Shane Higgins - Deutsche Bank - Analyst

Good morning, it's actually Shane Higgins on for Karen. Thanks for taking my questions. In terms of wage pressure, are you guys seeing any kind of wage pressure out there today? If you could speak to that, that would be great.

Bill Walljasper - Casey's General Stores Inc - CFO

I don't think we see additional wage pressure than what we would normally see throughout a fiscal year. We have had a few states that did raise their minimum wage but had nominal impact on our wages. I know there has been movement under foot by some larger retailers to increase the wage base but we don't primarily compete against those particular retailers.

Shane Higgins - Deutsche Bank - Analyst

Okay, that's great. What were credit card fees during the quarter?

Bill Walljasper - Casey's General Stores Inc - CFO

They were $22.8 million.

Shane Higgins - Deutsche Bank - Analyst

$22.8 million?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes.

Shane Higgins - Deutsche Bank - Analyst

Okay, great. And on the lower cheese cost you guys locked in, that's just a few pennies below, I think, what you had for last year. I estimate that's around 10 basis points on margin, 10 basis point tailwind for calendar 2016. Is that correct?

Bill Walljasper - Casey's General Stores Inc - CFO

The way we think through that, every $0.10 per pound is about 35 to 40, so that's probably in the ballpark.

Shane Higgins - Deutsche Bank - Analyst

Got it. What about coffee? Are you guys locked in on that as well?

Bill Walljasper - Casey's General Stores Inc - CFO

We did. We did lock in on coffee as well. We extended that through the following fiscal year. In the last quarter we talked about the coffee lock that ran through into the summer of this particular calendar year. We have extended that as well. You should see over the course of next fiscal year, roughly about a 10 to 15 basis point improvement with that lock.

Shane Higgins - Deutsche Bank - Analyst

Okay, great. What about price increases? I know you guys will be cycling the May 2015 price increase in a couple months. You guys have any plans to implement another one?

Bill Walljasper - Casey's General Stores Inc - CFO

None that we're ready to announce at this point. As you probably know, Shane, over the last probably five to six years we have taken price increases anywhere from 1% up to 3% in any given year. That will be contemplated as we move forward in the back half of this fiscal year, as we prepare our capital budget for next fiscal year.

Shane Higgins - Deutsche Bank - Analyst

Okay. Just one last one. Are you guys seeing any inflation in product costs? Anything to call out?

Bill Walljasper - Casey's General Stores Inc - CFO

Nothing to call out at this time, Shane.

Shane Higgins - Deutsche Bank - Analyst

Great. All right, guys, thanks so much, I'll yield.

Bill Walljasper - Casey's General Stores Inc - CFO

Thank you.

Operator

Irene Nattel, RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Good morning, everyone. I am wondering, can you talk a little bit about the impact of weather during the quarter, particularly went through the quarter and what you saw during periods of more quote, unquote, normal weather?

Bill Walljasper - Casey's General Stores Inc - CFO

That would be fine. We did have weather impact in the quarter, especially in the month of January, from a comparative perspective. That's one of the down sides I guess of putting out monthly same-store sales. You can be affected by not only calendar sales but also weather in that short a period of time, as well as a shorter period of time in the quarter.

We just had an extremely mild January last year. Specifically to that month as we began that month same-store sales we're extremely well in the first two weeks. And there was clear delineation, or drop, in same-store sales as we started cycling against that back half of that more favorable weather. Again, that's one of the things that we do run the risk of, especially in the markets that we have our stores located.

Irene Nattel - RBC Capital Markets - Analyst

That's very helpful. And on that whole subject, certainly in the quarter we saw comps decelerate. Is this something -- can you just talk about what's happening there? Should we be looking for more moderate comps? Is it cycling against tougher comps? Can you talk about a little bit about what you are seeing out there?

Bill Walljasper - Casey's General Stores Inc - CFO

That's a good question, Irene. A good share of this has to do with some timing issues with respect to some of the roll outs of our programs that we mentioned back in the second-quarter conference call. As we indicated, pizza delivery and major remodels were going to be back-loaded this year and it looks like the majority of those are going to be back-loaded into the fourth quarter.

Given that and knowing that they produce significant increases, specifically in the prepared food category, you won't see the benefit of those until probably later in the fourth quarter with respect to the ones that we rolled out this quarter. And the ones that we'll complete in the fourth quarter you won't see the benefit of that until next fiscal year. Just a little bit of a timing issue there.

The other thing I do want to point out too is, I think there might have been some confusion, or what I will call, an over-expectation of the roll-out of our mobile app. We did roll out our mobile app January 4 and I think there was an expectation of an immediate push in the same-store sales. And that's just not quite the case. You need to have your customers get accustomed to this new service, download the app, start utilizing the app.

As I alluded to, we are certainly optimistic about the mobile app roll-out. The downloads have been very good for us and we are starting to see some traction on that. You probably won't see benefits from that until probably later in the fourth quarter, if not next fiscal year. To answer your question, we remain very optimistic about prepared food opportunities going into next fiscal year.

Irene Nattel - RBC Capital Markets - Analyst

That's very helpful. Then, in a similar vain, certainly it seems as though given the pipeline of new store openings and the year to date, you are going to fall short of your target this year. Is that just normal slippage? Is that an indication that you are finding harder to find sites? Can you talk a little bit about that?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, you are right on point. It looks like we're going to fall a little short on the unit growth goal. That's really a function of the acquisition environment. Coming into the fiscal year we certainly had hopes to acquire more locations.

The multiples and seller expectations certainly have increased over the course of the year. We are going to remain very patient with that. We are not going to over pay so we can tell Wall Street that we increased the number of units. We'll be very diligent and keep our eye on ROIC with respect to those types of transactions.

Having said that, Irene, you probably noticed that we do have 59 new sites under contract for new store construction. We have taken the steps over the last year or so in the store development area to increase -- almost double -- the staff of individuals that go out and find sites for us, not only from an acquisition perspective but also new sites for construction. I think you are starting to see some of the fruition of those efforts in the 59 sites under contract.

The take-away there is you will see an acceleration of new store construction this fiscal year. We'll be more specific when we release our goals in June about that year and perhaps the plans even beyond that.

Irene Nattel - RBC Capital Markets - Analyst

That's very helpful. Finally, if I will, continuing on that subject, presumably once the new DC is opened up and running, we should also see more new store openings in new geographies where you tend to have a better return on the new stores? Let me rephrase that. Where you tend to have very attractive flow-through economics?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, I'll answer that question. The new distribution center is up and operational. It kicked off the first week of February. It is, knock on wood, running very smoothly at this point and it is certainly on pace, if not ahead of pace, to transition truck routes over to that.

Just as a reiteration, the plan in the first year of its operation, is to transition roughly about a third of our stores to that facility to get it up to more optimal levels. We expect that to be a relatively neutral event. It might be slightly accretive, slightly dilutive, but relatively neutral.

Specific to your question is part of the reason that we have begun ramping up the store development areas in anticipation of the roll-out of that distribution center. It will provide new geographies for us to look at. And in the not so distant future we will be into some additional states. A lot of the unit growth that we just discussed will be south and easterly.

Irene Nattel - RBC Capital Markets - Analyst

That's very helpful. Thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

You're welcome.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, everyone.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

Bill, could you please go over before I get into my other question, make sure I understand this, year to date how many stores have added pizza delivery and how many major remodels you have done? And then how many more of each of those you plan in the fourth quarter?

Bill Walljasper - Casey's General Stores Inc - CFO

I will take the 24-hour conversions. We don't have additional plan in the fourth quarter. We have roughly about 110 of those completed this fiscal year. Most of all of those were done in the first quarter.

With respect to year to date numbers for pizza delivery, we are a little bit over 400 right now. We have about 45 of those remaining to roll out in the fourth quarter.

With respect to major remodels we have roughly about 320 of those year to date. We have roughly about 40 more remaining in the fourth quarter to roll out.

As I mentioned, alluded to, come June we'll put out what our goals are with respect to those particular programs. You can probably anticipate similar type roll-outs the next fiscal year that you saw this fiscal year.

Chuck Cerankosky - Northcoast Research - Analyst

With regard to the new distribution facility in Terre Haute, is it handling all products right now? And how does that transition progress as the original warehouse in Ankeny offloads trucking routes and merchandise to specific stores?

Bill Walljasper - Casey's General Stores Inc - CFO

It does handle all the products that our distribution center here in Ankeny handles, just on a lesser scale. So over the course of next year, as we transition more and more stores to that, inventory levels here at this distribution center will go down as we get a little more optimal at that facility.

Chuck Cerankosky - Northcoast Research - Analyst

All right, great. Then any sense that the acquisition environment might be improving now or over the next 12 months because of the credit markets and what's happened to commodity prices, especially with the energy MLPs?

Bill Walljasper - Casey's General Stores Inc - CFO

Right now we haven't seen any additional movement recently relative to what we saw in the last couple quarters. The seller expectations are still very high. There's been several larger transactions in our industry, not in our market area. And those multiples have been relatively high compared to prior years. I think that certainly is helping seller expectations stay up there a little bit. We'll still certainly continue to look at acquisition opportunities, especially as we look to penetrate new states.

Chuck Cerankosky - Northcoast Research - Analyst

All right, thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Chuck.

Operator

Bonnie Herzog, Wells Fargo.

Bonnie Herzog - Wells Fargo Securities - Analyst

Good morning.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Bonnie.

Bonnie Herzog - Wells Fargo Securities - Analyst

I just have a question on cigs and tobacco. Just curious what else you're seeing in the category. Are you still seeing the stronger tobacco consumer? Do you see that continuing given the lower gas prices? And has that continued to help drive the category?

Then I would also be curious to hear from you what you are seeing in terms of the competitive environment regarding promotional spending by the manufacturers. Has this started to heat up at all?

Bill Walljasper - Casey's General Stores Inc - CFO

I will try to get all those answers here for you. With respect to the cigarette category, we are still seeing some very solid comps. Most of the comps that we have seen over the course of this year have been in the high single-digits. Right now that continues. So I believe the lower retail fuel prices you eluded to, Bonnie, are benefiting that.

A couple things. We do see a trade-up phenomenon still continuing within the cigarette category. People are transitioning over more to the premium brands of cigarettes. They're also a little bit more towards cartons, both of which have lower margins, as you know, but certainly higher penny profit. We kind of alluded to that in the press release.

Also, this particular quarter there always is seasonal product mix shift in Q3. If you look at it sequentially, we typically see a general merchandise margin down-tick from Q2 to Q3 and then a tick back up from Q3 to Q4. That's just you are selling fewer higher-margin items in those winter months like bottled water, energy drinks, ice, some of those types of products. Cigarettes continue to do very well. As far as the manufacturer programs go, we haven't seen any necessarily impact from that, but we keep our eyes on that.

Bonnie Herzog - Wells Fargo Securities - Analyst

Okay, that's helpful. Maybe just a final quick question on your mobile app which sounds very encouraging. Curious, are you seeing any increased add-ons or attachments with this app as these consumers are coming into your stores? Is it driving greater traffic? What are some of the key themes that you have been seeing from this app?

Bill Walljasper - Casey's General Stores Inc - CFO

It's harder to say as far as the traffic goes, but certainly from a perspective of analyzing or comparing an online order for, say, a product versus a telephonic order, the ring is significantly higher on the online order. We are encouraged by that. But I would keep in mind, it is very preliminary at this point. We have only had it out there for about seven weeks.

So far, not only the downloads of the apps have been encouraging, but also the add-on sales with respect to those type of orders. Even if we do transition somebody from telephonic order to an online, I think we have a benefit just purely from that. Expect to hear from us in a little bit more detail of some of the impact at the June conference call.

Bonnie Herzog - Wells Fargo Securities - Analyst

All right, thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Bonnie.

Operator

Ben Bienvenu, Stephens Incorporated.

Ben Bienvenu - Stephens Inc. - Analyst

Thanks, good morning, guys.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning.

Ben Bienvenu - Stephens Inc. - Analyst

Circling back quickly to the new distribution center, you talk about it being neutral to the P&L in year one. Should we expect a, potentially, a near-term burden on expenses and then a later-term windfall to expenses? Or should that neutrality to the P&L be ratable throughout the next year.

Bill Walljasper - Casey's General Stores Inc - CFO

I think the neutrality the P&L will yield, you'll see that in the first 12 months following the roll-out. As we get more and more up to optimal capacity at that facility, what you will see then, Ben, is we will eliminate all three-day truck routes that we had previously and a good portion of the two-day truck routes.

By doing that, you eliminate a number of expenses. One would be, obviously, the hotel expense to put our drivers up overnight, as well as the meal expense, not to mention a reduction in the miles. As we head into the second year of it, we are hopeful that can get to an accretive mode.

Ben Bienvenu - Stephens Inc. - Analyst

Great. Then shifting gears to your initiative and your roll-out of initiatives, can you provide commentary on the initiatives that you've rolled out in the last couple quarters? How are those performing relative to those same initiatives that you may have rolled out a year or two ago? Are you seeing similar levels of growth or has that moderated at all?

Bill Walljasper - Casey's General Stores Inc - CFO

That's a great question, Ben, I am glad you asked that question. One of the encouraging things that we have seen is that the roll-out of the additional programs, like the 24-hours pizza delivery and the major remodels here this fiscal year, have had a similar impact of the original ones that we rolled out years ago.

The reason that's important is because intuitively somebody could make the analysis that you pick the low-hanging fruit. And then the ones that you are picking now, even though they are benefiting the Company, they may not be as benefiting as greatly. That's not the case. We have not seen that as of yet. We are really encouraged by the performance of the recent roll-outs.

Ben Bienvenu - Stephens Inc. - Analyst

That's great to hear. Looking at new-market store performance, are those still out-comping the rest of the chain? How are those progressing as your brand awareness builds in new markets?

Bill Walljasper - Casey's General Stores Inc - CFO

They're obviously progressing. Any time you go into a new market, your brand is obviously not as well known, especially in the prepared food category. It does take a little time to get that brand recognition. We have definitely seen an acceleration in the performance, for instance, of our Arkansas stores. We have been in that state now for three years. We are encouraged by that progress.

As we alluded to in the call back in December, we do have different programs like this pizza-to-pump program that we roll out in newer states to jump-start and introduce our prepared food program. We'll continue to utilize those as we head into some of the new states that we alluded to a little bit earlier.

Ben Bienvenu - Stephens Inc. - Analyst

Great. Then footing back to your commentary, in your prepared comments this morning and in the press release, you talked about your optimism around the prepared food and fountain growth in that category. If you look at your existing guidance for the year, it implies a 16% comp in fourth quarter which seems pretty strong. Can you foot that relative to your expectations of the achievability of full-year guidance and your optimism around that business?

Bill Walljasper - Casey's General Stores Inc - CFO

Obviously with the comments you just made it will be very, very challenging for us to hit the same-store sales goal in prepared foods, given where we're at year to date, with just three months left in the fiscal year. However, having said that, one of the things that I do want to emphasize is we do put out same-store sales goals and we also put out margin goals.

But at the end of the day, we manage the gross profit dollars. For us that's the important thing. Even though we may be off on one of those, we certainly are ahead of expectations on gross profit dollars. A 19.5% increase in gross profit dollars year to date in prepared food is a very solid number for us.

Even to elaborate a little bit more on that, looking at the contribution of same-store sales, typically what we have seen from these programs over the year, it is about 30%, 35% to the comp base. Knowing that we're going to roll out a similar amount next year and they're performing in line with previous roll-outs, that's what gives us optimism that we still have quite a bit of runway on all of these particular programs over the next several years. In addition to that would be the additional traction that we hope to gain in the continued roll-out of the mobile app.

Ben Bienvenu - Stephens Inc. - Analyst

That's great. That's encouraging commentary. One last one for me and I will hop in the queue. Your pizza delivery program. It's been a big success for the prepared food category but obviously it doesn't touch the grocery category. Have you guys thought at all about the viability of adding grocery categories to the delivery program there? What are your thoughts around the potential for that playing out?

Bill Walljasper - Casey's General Stores Inc - CFO

The short answer is yes. We have had some recent conversations internally about the opportunity to expand that. I don't know when that will take place or to what degree it will take place even. Certainly those conversations are happening internally. As we get more penetration of the pizza delivery service out there and it gets to be more well known, I think you will have an opportunity then to transition into some other products that will be complementary to not only pizza and sandwiches but other things.

Ben Bienvenu - Stephens Inc. - Analyst

Great. Best of luck going forward. Thanks guys.

Operator

Stephen Grambling, Goldman Sachs.

Stephen Grambling - Goldman Sachs - Analyst

Hey, good morning.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning, Stephen.

Stephen Grambling - Goldman Sachs - Analyst

To follow up on some of the other questions on store openings, how do you think about organic unit growth potential longer term relative to the industry saturation, both in your existing and new markets?

Bill Walljasper - Casey's General Stores Inc - CFO

Great question. Obviously organic growth is something that the pace of which we can control on a pretty even-keel basis, whereas acquisitions tend to be lumpy. I still think acquisitions will be a very viable part of our growth strategy for years to come. But certainly don't want to rely on a majority of our unit growth coming out of acquisitions.

As I alluded to earlier in the call, we have taken steps in the store development area to increase the number of personnel as well as different realignment of responsibilities in that area. Some of the things that you are seeing right now is we have 59 sites under contact and growing. We obviously are looking to increase the number of new store constructions not only next fiscal year but certainly beyond that. That's the game plan going right now.

Stephen Grambling - Goldman Sachs - Analyst

So asked another way, how many stores do you think your new DC can support?

Bill Walljasper - Casey's General Stores Inc - CFO

Oh, I'm sorry. We don't give out a number of stores because it's very hard to make that type of analysis because it will depend on how we grow the inside of our business. For instance, one of the reasons that our current distribution center started reaching capacity quicker than we anticipated is the boom in prepared foods. A lot will depend on that growth. Maybe a better way to look at it is, Stephen, if we are having this call here in about four or five years, we are probably talking about third distribution center.

Stephen Grambling - Goldman Sachs - Analyst

Fair enough. Then another topic that's been coming up more recently related to wages has been the proposal for basically exemption employees. Can you talk about potential impact that could have on your business?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, exactly. We have not given out a number at that point but it is a significant number that will affect not only us, it will affect many, many retailers. That's the minimum exempt number going up to $50,000 or $52,000, in that area. Our average store manager makes around $37,000 to $38,000. Certainly it is a an impactful thing but I don't believe it puts us at a competitive disadvantage with anybody in our sector. Typically we look at minimum wage type increases as a pass-through and so we will look at opportunities in that regard.

Stephen Grambling - Goldman Sachs - Analyst

That's helpful. One last one if I can sneak it in. As we think about the fuel margin environment -- I know this is inherently hard to predict -- but as you look at, going forward, any normalized rate, what are some of the puts and takes that might push that margin in one direction or the other, excluding RINs? What's underlying this is, do you think if prices were to rise again we would go back to the place you were five years ago? Or are there things that have changed structurally in the industry? Thanks.

Bill Walljasper - Casey's General Stores Inc - CFO

That's a good question, a fair question. It is hard to predict the fuel margin on a go-forward basis but maybe some thoughts around that. Typically a strong environment for us is a declining wholesale environment coupled with volatility. That's probably one of the better environments. Even in a rising wholesale environment you can have volatility, and significant volatility, which will benefit your fuel margin.

One of the things, though, that you alluded to is the underlying sentiment of some of our peers out there. There have been a lot of pressures in our industry that affect gross profit dollars. You just happened to ask about one of them with respect to the minimum exempt law. Somebody will have to offset that. If they can't offset in their business they'll become an acquisition candidate.

Where we find our peers offsetting pressures like that and other pressures will be in the fuel margin. It's hard for me to predict where fuel margin will go going forward, but I think there are some things that will help support that fuel margin. Keep in mind, as retail fuel prices increase, so will credit card fees. That's another impact to gross profit dollars that will have to be offset. We see that our peers tend to offset that in the fuel margin.

Stephen Grambling - Goldman Sachs - Analyst

Fair enough, thanks so much.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Stephen.

Operator

Kelly Bania, BMO Capital.

Kelly Bania - BMO Capital Markets - Analyst

Good morning, thanks for taking my question.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Kelly, how are you?

Kelly Bania - BMO Capital Markets - Analyst

Good morning. I just wanted to ask about the pizza delivery. I know this may be really nitpicking but in terms of the timing of the roll-out of those for the fourth quarter, are those late in the quarter? Should we expect those to impact next year in FY17 in terms of the prepared food comps? Or should we expect any impact on the fourth-quarter prepared food comps?

Bill Walljasper - Casey's General Stores Inc - CFO

Good question. The remaining numbers, which are 45 additional pizza delivery stores and 40 major remodels, will be towards the back half of the fourth quarter. So I would not look for either one of those to have any significant impact in the fourth quarter, but yet be an impact in the next fiscal year.

Kelly Bania - BMO Capital Markets - Analyst

Okay, that's helpful. I think there was already a question about the pizza delivery and the impact of those when you make those additions to the store, but on 24-hour conversions and major remodels are you also still seeing a similar lift as you have in recent years?

Bill Walljasper - Casey's General Stores Inc - CFO

We are seeing a similar lift and I will reiterate what that lift is for everybody. With the 24-hour conversion we typically see about a 20% to 30% increase in prepared food and fountain sales, about a 10% to 20% increase in the grocery and other merchandise category.

With respect to major remodels we see about a 25% to 35% lift in prepared foods and about a 5% to 15% in grocery and other merchandise. Pizza delivery, obviously, is specific to the prepared food category so we would see about a 20% to 30% lift in prepared food and fountain sales in the first year of roll-out.

Kelly Bania - BMO Capital Markets - Analyst

Thank you, that's very helpful. Usually, typically in past quarters you talk about same-store sales and operating expenses for stores that have not been impacted by initiatives. Do you have any color on those metrics this quarter?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, that number actually is in our 10-Q. The number is 4.4% for stores that are unchanged or unaffected by some of the programs we just mentioned.

Kelly Bania - BMO Capital Markets - Analyst

That 4.4% was OpEx?

Bill Walljasper - Casey's General Stores Inc - CFO

That's correct. That's the OpEx lift on a same-store basis from the perspective of stores that are unchanged. In other words, not affected by 24-hour conversion, pizza delivery or major remodel.

Kelly Bania - BMO Capital Markets - Analyst

Do you have the corresponding same-store sales for that group of stores?

Bill Walljasper - Casey's General Stores Inc - CFO

I don't have that with me, no.

Kelly Bania - BMO Capital Markets - Analyst

Got it, okay. Then the other question, where did customer traffic end up in the quarter?

Bill Walljasper - Casey's General Stores Inc - CFO

Customer traffic in the quarter was up about 3.5%.

Kelly Bania - BMO Capital Markets - Analyst

And in terms of price increases, as you evaluate potential price increases maybe over the next year or so, I know you do a lot of work on competitive pricing and looking at what your local competitors are doing. Any comments on what you are seeing your competitors doing? Are you seeing them raise prices as well? How do you feel about your positioning with competitors in that regard?

Bill Walljasper - Casey's General Stores Inc - CFO

We're right now in the middle of taking a look at potential price increases for the upcoming fiscal year. To your point though, Kelly, we do pricing surveys on a very regular basis. In fact, it's a monthly basis on key products, not all products obviously, but key products.

Pizza is obviously a key product and coffee and 20-ounce sodas and things of that nature. We do want to remain competitive on those. I can't give you any information as to give you an idea what the price increases might be, but certainly we think there are opportunities going forward with price increases, especially as we see some of the pressures in the industry continue to take hold.

Kelly Bania - BMO Capital Markets - Analyst

Then last one on your comp gallon outlook. It seems like it did slow a little bit here and gas prices continue to come down. What's your sense on what you are seeing from consumers? Are they just starting to get used to this low gas price environment? How should we think about a normalized comp gallon outlook?

Bill Walljasper - Casey's General Stores Inc - CFO

Good question. Coming into the year, as we set our goals at a 2% same-store gallon movement, we certainly anticipated Q1 and Q2 would be higher gallon growth relative to the back half of the year, primarily because of the differential in retail fuel price period over period. So the 1.6% that you see in the third quarter is a reflection of cycling over some of those where we started to decrease the retail price about a year ago. So that's really what's involved there.

Kelly Bania - BMO Capital Markets - Analyst

Great, thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

You're welcome.

Operator

Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Thank you for taking the question. Just a couple things. First, going back to one of the previous questions in regards to some of the metrics for the 24-hour conversions and the remodels. Bill, are you also seeing still 5% to 15% increases in customer count?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, yes, we are. That's on the 24-hour conversion.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Right, okay.

Bill Walljasper - Casey's General Stores Inc - CFO

The customer count was very different on the other ones, but yes.

Anthony Lebiedzinski - Sidoti & Company - Analyst

For the remodels, what's the number?

Bill Walljasper - Casey's General Stores Inc - CFO

Same thing, 5% to 15%.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, good. Also, with respect to the number of RINs, looking at that, it was up 9% from last year during the third fiscal quarter and year to date it's up 13%. As far as the pure volume of the renewable fuel credits, how should we think about that going forward?

Bill Walljasper - Casey's General Stores Inc - CFO

That's a good take away there, Anthony. Actually you've hit it right on the head. The number of RINs have been increasing over this fiscal year. I can't give you necessarily a prediction of what they'll be here in the fourth quarter but certainly we are accelerating the number of RINs. Right now they're trading around $0.70 which is about what they were trading at in the fourth quarter a year ago.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And what is that attributable to as far as the increase in RINs? Because I thought you can only do this really in Iowa?

Bill Walljasper - Casey's General Stores Inc - CFO

Keep in mind, Anthony, if you look at the same-store gallon growth over this fiscal year, as we increase our same-store gallon growth, a lot of that comes from the state of Iowa. Therein lies an opportunity to increase the number of RINs.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, okay. Lastly, as far as the 59 sites that you have under contract, are these primarily in your current operating area? Or are any of these in any of the newer markets? Maybe you can touch on what your expectation is on utilizing your second DC for sites such as in Michigan or Ohio.

Bill Walljasper - Casey's General Stores Inc - CFO

The majority of those sites are going to be -- it's going to be a blend, first of all, in our entire market area. A good portion of those sites are going to be towards newer opportunities, newer markets. Right now we haven't announced any new states as of yet but certainly currently working on it.

The two states mentioned we believe are attractive states for penetration. We are actively looking in those states and we're looking further east in Tennessee and Kentucky, more opportunities in Arkansas. Also Oklahoma has been a very good state for us, so we are looking for more opportunities in Oklahoma. It definitely will be geared towards some more outlying areas and some new markets. We are excited about that.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

You bet.

Operator

Bob Summers, Macquarie.

Bob Summers - Macquarie Research Equities - Analyst

Good morning, guys.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Bob.

Bob Summers - Macquarie Research Equities - Analyst

Two real quick questions. Circling back to pricing, I think there has been some concern about pizza wars among the national operators. I guess it is my view that you are under-exposed. Can you talk about the impact and why, if Domino's and Papa Johns or whomever, start to beat each other up that it doesn't impact you.

Bill Walljasper - Casey's General Stores Inc - CFO

I think you hit it on the head. Under-exposed is the term you used there. We do come up in a competitive landscape with Domino's and a few other of the larger pizza chains but not as much as people may think, given our small town demographics. Keep in mind, over half our stores are located in towns with a population of 3,500 or less.

As far as the aggressive marketing of those companies, we have seen that. We do take note of that and keep our eye on that. To the extent that it does affect us or impact us in a specific market area, we will certainly make note of that and maybe make some adjustments in that regard. I can't speculate as to why they're being a little bit more promotional. It may have to do with the lower cheese cost, but that I don't know.

Bob Summers - Macquarie Research Equities - Analyst

Right. Okay. Then from a geographic perspective, are you seeing any divergence in performance? I think you are largely south and east of the carnage that's going on in the energy complex but anything to consider there? Is there any leakage into your markets?

Bill Walljasper - Casey's General Stores Inc - CFO

No, we don't believe there is any leakage at this point.

Bob Summers - Macquarie Research Equities - Analyst

Okay, great. Thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks.

Operator

Thank you. This concludes our Q&A session for today. I would now like to turn the call back over to Mr. Walljasper for any closing remarks.

Bill Walljasper - Casey's General Stores Inc - CFO

I would like to thank everybody for joining us this morning. A reminder again that next Tuesday, March 15, we will release our February same-store sales. Have a good week and a good weekend. Thank you.

Bob Myers - Casey's General Stores Inc - Chairman & CEO

Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may now disconnect. Everyone have a great day.

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